UNITED STATES

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Juniper Networks, Inc.
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Dear Juniper Stockholder,

We believe 2012 will prove to be one of the most exciting years in Juniper’s history. As the leader in high-performance networking, our track record of innovation is well established. With a wave of new products now entering the market, we are poised to set a new bar in delivering customer value through Juniper innovation.

Over the past two and a half years we have articulated a bold vision of the new network, fulfilling that vision with a steady flow of differentiated products. Our message that a new approach to networking is needed is resonating strongly with customers. Now more than ever, service providers and enterprises throughout the world must scale rapidly and cost-effectively to address the explosive growth in bandwidth usage and the unprecedented pressures now being placed on their networks.

We are delivering on our new network vision with architectural innovations in the data center and the mobile space, as well as breakthrough advancements in our routing technology. We now have the broadest and strongest portfolio in the history of the company, and we are empowering our customers to transform the experience and economics of networking for their employees and end customers.

In 2011 we executed well, setting the stage for the opportunities we see ahead as our new products gain a foothold in the marketplace. We generated record revenue of $4.4 billion despite marketplace headwinds including a volatile macroeconomic environment and somewhat muted spending by our large service provider customers in the second half of the year. While non-GAAP net income was down 9%, we maintained a non-GAAP operating margin of 20.6% by balancing strategic investment in R&D with careful expense management across the organization in the face of economic pressures that increased as the year progressed. Consistent with our operating principles, we also generated strong cash flows from operations of $987 million in 2011, up from $812 million in 2010. We ended the year with a gross cash and investment position of $4.3 billion, giving us significant strategic and financial flexibility to support our growth agenda.

We continued to enhance our go-to-market capabilities in 2011. We added 155 net new service provider customers in 2011, and continued to take share in the enterprise segment, growing 2011 revenue 11% overall and 28% in enterprise switching over 2010. Additionally, we now have well over 14,000 partners in our channel program, and we are excited to see top players in the channel now selling our portfolio of networking solutions.

These achievements leave us in a great position to capitalize on our expanded solutions portfolio. In switching, EX has been one of our biggest recent success stories, and we are now building customer momentum with our QFabric data center portfolio. We believe QFabric sets a new industry benchmark for performance and operational simplicity. We are seeing good response from both service provider and enterprise customers as we secure a strong reference list of early adopters and expand partner skills and capacity.

We also released a new wave of features on our MobileNext software solution for the mobile packet core. Tests of this product running on our MX3D edge routing platform have shown breakthrough performance for customers, and we are positioned well for the transition to 4G that is gaining momentum around the world.

In routing, we are now shipping our T4000 core router, the world’s fastest. The product can be adopted easily by our T640 and T1600 customers via a simple non-disruptive upgrade process, extending the best investment protection story in the industry. We also introduced our PTX Converged Supercore solution, which shipped in the first quarter of 2012. PTX is the first product in the industry to deliver powerful capabilities based on innovative silicon and forwarding architecture that is focused on optimizing MPLS and Ethernet.

Finally, in security, we are leveraging the adoption of our SRX platform among service providers and extending that into the enterprise as we build in new features for these customers.

The stage is set for an active 2012. The two key industry trends that we believe will define the next decade —the mobile Internet and cloud computing —are fully intact, and we believe the 3-to-5-year growth outlook across the routing, switching and security markets we serve will remain very healthy. We have a clear strategy for capitalizing on this opportunity that aligns well with our vision of the new network. Our strategy includes five central elements:

1.	We are positioned as a pure play in high performance networking. Exiting 2011, Infonetics and Dell ‘Oro estimated that the markets we target represent over $48 billion in annual spending, giving us attractive room for growth.

2.	We strive to be the innovation leader, creating differentiated products that deliver outstanding customer value.

3.	We seek to leverage our R&D spending on products that benefit both the service provider and enterprise markets. The mobility and cloud trends driving the new network create opportunities to innovate in ways that bring significant benefit to both of these end markets, with our MX3D edge routing platform, one of the fastest growing products in our history, and QFabric being two primary examples.

4.	We are committed to diversifying our customer base. We are penetrating the service provider market more deeply; both within our existing customers and by adding new customers, and our enterprise business grew to 36% of our total revenue exiting 2011.

5.	We believe we are the only networking company that complements its systems strategy with a single software platform, Junos. Our portfolio of Junos-based solutions enables customers to achieve ease of integration and lower cost of ownership, extending the value we bring from the systems we sell to the software they run on.

We have confidence in our long-term opportunities, but we are also mindful of the dynamic global macroeconomic recovery. We must therefore operate in a thoughtful way. We will balance the investments we continue to make in our innovation roadmap – which drive our objective of growing faster than the markets we serve – with prudent cost management throughout the business. And we will maintain our focus on preserving a healthy balance sheet and strong cash flows.

In closing, we believe 2012 represents a milestone year for Juniper as we begin to capitalize on a terrific opportunity to extend and expand our leadership in high-performance networking. We are confident in our strategy, our market position, and the new solutions we are bringing to market. We are also grateful to the many stakeholders who contribute to and drive our success in the marketplace: Juniper’s highly talented global organization; our service provider and enterprise customers around the world; our growing and enthusiastic partner network; and finally our stockholders for your investment support. We will continue to deliver on Juniper’s vision for the new network and we look forward to keeping you updated on our progress.

Kevin Johnson	Pradeep Sindhu

Chief Executive Officer	Vice Chairman, Chief Technology Officer and Founder